Exhibit 3.5(a)

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WILLIAM LYON HOMES

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware (the “DGCL”)

William Lyon Homes, a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) is hereby amended as follows:

1. The following text shall be inserted immediately before Part B of Article IV of the Charter:

“Upon the pricing of a sale of the Corporation’s Class A Common Stock in a Qualified IPO (as defined below) (the “Split Effective Time”), which time shall be recorded in a writing filed with the records of the Corporation, each eight and one-quarter shares of Class A Common Stock issued and outstanding or held in treasury immediately prior to the Split Effective Time shall be automatically reclassified into one share of Class A Common Stock. There shall be no fractional shares issued with respect to the foregoing reclassification of the Class A Common Stock. In lieu thereof, the Corporation shall pay to each holder otherwise entitled to receive any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors. Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Class A Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Class A Common Stock into which the shares of Class A Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Class A Common Stock after the Split Effective Time).”

2. The third sentence of Section 5(a) of Part C of Article IV of the Charter is hereby deleted and replaced with the following:

“For purposes of this Certificate of Incorporation, a “Public Equity Conversion Event” shall be deemed to have occurred upon the earlier of (i) the time immediately prior to the consummation of a sale of the Corporation’s Class A Common Stock in a firmly underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), which time shall be recorded in a writing filed with the records of the Corporation, other than a registration statement on Form S-8 or a Rule 145 transaction promulgated under the Securities Act, where the gross proceeds (prior to underwriter commissions and offering expenses) to the Corporation are anticipated to be not less than Twenty Five Million Dollars ($25,000,000) and the offering price per share to the public of Class A Common Stock in such offering (without deducting underwriter commissions and offering expenses) equals or exceeds 130% of the then-prevailing Base Price (as defined below) (a “Qualified IPO”) or (ii) if the Class A Common Stock is listed on a National Securities Exchange (as defined below), then the date on which (A) the Thirty Day VWAP (as defined below) of the Class A Common Stock equals or exceeds 130% of the then-prevailing Base Price and (B) the ADTV (as defined below) equals or exceeds Four Million Dollars ($4,000,000).”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL and by the written consent of stockholders in accordance with Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this 6th day of May, 2013.

WILLIAM LYON HOMES

By:	/S/ COLIN T. SEVERN
Name: Colin T. Severn
Title: Vice President, Chief Financial Officer and Corporate Secretary